Exhibit 23.3

Re: Consent of GfK (f/k/a Bridgehead International)

To Whom It May Concern:

1 February 2016 Arthur F. Kuhn Vice President Business Support 484.441.1891 arthur.kuhn@gfk.com	We hereby consent to (1) the use of and all references to the name of Bridgehead International in the prospectus included, in the registration statement on Form S-1 of Cancer Prevention Pharmaceuticals, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Prospectus Summary” and “Business” sections; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data and information cited in the above- mentioned sections of the Registration Statement.

Sincerely,

/s/ Arthur Kuhn
Arthur Kuhn
Vice President, Business Support

GfK Custom Research, LLC
1275 Drummers Lane, Suite 300
Wayne, PA 19087
USA

Tel. 484.441.1700
Fax 610.566.9189